Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj: Baldwin & Lyons, Inc.	July 29, 2010
Unaudited Second Quarter Financial Statements	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND SIX MONTHS

Indianapolis, Indiana, July 29, 2010—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced operating income, defined as net income before investment gains and losses, was $6.8 million or $.46 per share as compared to $.41 per share for the second quarter of 2009.  Net investment losses for the second quarter of 2010 were $1.9 million after tax, or $.13 per share, compared to net investment gains of $8.1 million, or $.55 per share, in the same quarter of 2009 reflecting the downturn in equity markets experienced during the current quarter.  Net income for the quarter was $5.0 million, or $.33 per share, compared to net income of $.96 per share for the second quarter of 2009.

Operating income for the year to date is $5.3 million, or $.36 per share, compared to $12.2 million, $.83 per share, for the prior year period, reflecting the catastrophe losses reported during the first quarter of 2010 which reduced 2010 operating income by more than $.68 per share. For the first six months of 2010, net income of $5.5 million or $.37 per share, compares to $19.6 or $1.33 per share, in the 2009 period.  The reduction is attributable to the first quarter’s catastrophe loss and the second quarter’s investment losses.

Premiums written by the Company’s insurance subsidiaries for the current quarter increased 27% when compared to the prior year and increased 29% for the six months.  The increase includes the impact of new products, primarily commercial multi-peril, as well as higher premium volume from traditional products, including fleet transportation which increased over 30% for second quarter and 21% for the year to date.

Net premium earned also increased more than 30%, to $53.5 million, for the second quarter of 2010.  For the six months, earned premium increased 23% to $104.7 million. The changes in net premium earned, compared to premium written, reflect the time lag between premium written and earned and, to a lesser degree, changes in reinsurance arrangements.

The company’s quarterly consolidated combined ratio was 90.7%, producing an underwriting gain of $5.0 million, compared to last year’s underwriting gain of $4.2 million on a quarterly consolidated combined ratio of 89.6%. For the six months, the consolidated combined ratio was 102.9%, again reflecting catastrophe losses from major earthquakes and windstorms in the first quarter of 2010, compared to a combined ratio of 89.3% for the six months of 2009.

Investment income decreased 15% from last year’s second quarter as average yields declined by 19%.  For the six months, investment income was down 11% as average yields declined by 17% although average invested funds increased by 5%.

Shareholders’ equity decreased $8.7 million in the second quarter, including $9.9 million in unrealized investment losses.  Dividend payments for the quarter totaled $3.7 million.  For the six months, shareholders’ equity has decreased $10.3 million or $0.81 per share reflecting dividend payments of $.75 per share and unrealized investment losses totaling $.41 per share.  Book value at June 30, 2010 was $24.50.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, July 29 at 11:00 AM ET (New York time) to discuss results for the second quarter ended June 30, 2010.

To participate via teleconference, investors may dial 1-888-428-9506 (U.S./Canada) or 1-719-325-2180 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through August 5, 2010 by calling 1-888-203-1112 or 1-719-457-0820 and referencing passcode 1208458.

Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until July 29, 2011.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Operating revenue	$58,140	$46,076	$114,078	$95,068
Net investment gains (losses)	(2,858)	12,494	332	11,262

Total revenue	$55,282	$58,570	$114,410	$106,330

Operating income	$6,844	$6,004	$5,315	$12,246
Net investment gains (losses),
net of federal income taxes	(1,858)	8,121	216	7,320

Net income	$4,986	$14,125	$5,531	$19,566

Per share data - diluted:
Average number of shares	14,802	14,733	14,799	14,750

Operating income	$.46	$.41	$.36	$.83
Net investment gains (losses)	(.13)	.55	.01	.50

Net income	$.33	$.96	$.37	$1.33

Dividends paid to shareholders	$.25	$.25	$.75	$.50

Annualized return on average
shareholders' equity:
Operating income	8.1%	7.6%	3.1%	7.7%

Net income	5.9%	17.8%	3.3%	12.4%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	90.7%	89.6%	102.9%	89.3%
Including fee income	89.2%	88.2%	101.2%	87.9%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.